Exhibit 99.2

Keyuan Petrochemicals Inc. Announces
Second Quarter 2010 Financial Results

•	Q2 2010 revenues increased 12% from Q1 2010 to $132.0 million in the Company’s second quarter of production.
•	Keyuan is estimated to sell 66,000 MT of product in August at higher prices
•	Net income was $4.9 million in Q2 2010 and $10.7 million in the first half of 2010
•	Company increased full year 2010 revenue guidance of $550.0 million
•	Increases total production to 660,000 MT of petrochemical products in 2010

Ningbo, China – August 16, 2010 –Keyuan Petrochemicals Inc. (OTC BB: KYNP), (“Keyuan” or “the Company”), a leading independent manufacturer and supplier of various petrochemical products in China, today announced the Company's financial results for the second quarter of 2010.

Second Quarter 2010 Financial Results

Revenue for the second quarter ended June 30, 2010 totaled $132.0 million, based on the sale of 155,955 metric tons (MT) of petrochemical products, up 12% versus the first quarter. Total production was 169,386 MT in the second quarter. Due to lower market pricing, we decided to hold 24,000 MT of product in inventory, which we anticipated selling in the third quarter, at a higher price.  We also held over 27,400 tons of production as a result of a 15-day production shutdown in the second quarter due to a power grid upgrade by a local utility agency. The Company had no revenue in the quarter ended June 30, 2009, having commenced production in October 2009. In the first quarter of 2010, Keyuan generated revenue of $117.4 million, based on the sale of 144,746 MT of a variety of petrochemical products.

For the three months ended June 30, 2010, cost of goods sold was $123.4 million compared to $108.6 million in the first quarter of 2010, with gross profit of $8.6 million compared to gross profit of $8.8 million in the first quarter of 2010. Second quarter 2010 gross margins were 6.6% compared to 7.5% in first quarter due to lower market conditions caused by the European debt crisis, production start up carry over expenses, and a temporary mandated plant shutdown by the local utility agency partially offset by a positive contribution from selling more higher margin products (See “Operating Review” below for further details).

Operating expenses for the second quarter of 2010 were approximately $1.3 million, consisting of $0.2 million in selling expenses and $1.1 million in general and administrative expenses.  In the first quarter of 2010 operating expenses totaled $0.9 million, consisting of $84,512 in selling expenses and $0.8 million in general and administrative expenses. General and administrative expenses were higher in the second quarter of 2010 mainly due to the introduction of public company costs.  Operating income for the second quarter of 2010 totaled $7.3 million compared to operating income of $7.9 million in the first quarter of 2010, representing an operating margin of 5.5% and 6.8%, respectively.

Net income for the second quarter of 2010 was $4.9 million, net of $1.6 million in interest expense and $0.9 million in current tax provision, compared to first-quarter 2010 net income of $5.7 million, net of $1.1 million in interest expense and $1.0 million in tax provision.

"Our performance during the second quarter of 2010 reflects continued strong demand for our products," stated Mr. Chunfeng Tao, founder, chairman and chief executive officer of the Company. “With a healthy backlog and a clear growth strategy, we are doubling our storage capacity from 100,000 tons to 200,000 tons, building a raw material pre-treatment facility and an asphalt production facility in order to meet growing customer demand. Once completed, our new facilities will allow us to reduce raw material costs, improve production yield and maximize profits from all stages of production. We also believe this expansion will position Keyuan to achieve significant growth in cash flows and profits and establish ourselves as a leading producer of refined petrochemical products in China."

Six Months 2010 Financial Results

Revenue for the six months ended June 30, 2010 totaled $249.4 million, based on the sale of 300,700 metric tons (MT) of a variety of petrochemical products. The Company had no revenue for the six months ended June 30, 2009.

For the first six months of 2010, cost of goods sold was $231.9 million, with gross profit of $17.5 million. Gross margin was 7.0% in the first half of 2010.

Operating expenses for the first six months of 2010 were approximately $2.2 million, consisting of $0.3 million in selling expenses and $1.9 million in general and administrative expenses. Operating income totaled $15.2 million.

Net income for the first six months of 2010 was $10.7 million, net of $2.7 million in interest expense and $1.9 million in current tax provision.

The Company had $39.3 million of cash and restricted cash at June 30, 2010 compared to $20.0 million at December 31, 2009. For the first six months of 2010, the Company generated $14.4 million in cash flow from operations. Inventories were $67.5 million at June 30, 2010 and advance payments for the purchase of raw materials amounted to $13.7 million. The Company had no accounts receivable at the end of the quarter. The Company has sufficient funds available to finance all of its capital projects and working capital needs.

Financial Outlook for 2010

Management now expects the Company to generate revenue of approximately $550.0 million with net income of approximately $36.3 million for the full year 2010, excluding public company expenses. This guidance assumes average annual sales volume of 660,000 MT of petrochemical product sales in 2010.

Operating Overview

Gross margin is expected to improve in the second half of the year due to improved production yields and favorable product mix and is expected to average 10% for the full year of 2010. First half gross margin was impacted by three factors:

1.	Lower market prices due to a general economic slowdown.
The European debt crisis that began in mid-May and extended to June drove down prices for all petrochemical products. The lower market prices together with higher historical inventory costs put the downward pressure on our margin.  We have seen prices start to rebound in late July.

2.	Startup cost carryover.
We have been ramping our production lines since the fourth quarter of 2009. We had 2009 startup costs carried over, resulting in approximately $1.8 million higher cost of goods sold at beginning of 2010. In addition, because the equipment, processes and workers are new, we have not been operating at optimal efficiency levels. The company continues to optimize product mix and improve efficiency and yield.

3.	Temporary mandatory factory shutdown.
In the months of March, May and June, we were forced to shut down all production lines due to a mandatory shutdown ordered by the local utility agency for power grid upgrade. Because we were forced to power down and subsequently power up our manufacturing facilities over several days, we lost a combined 23 days of production (8 days in the first quarter, 15 days in the second quarter), equating to 42,000 MT of production, approximately $33.8 million of revenues, $2.4 million in gross profit and $1.5 million in net income.

As previously stated, we decided to sell less than 100% of our production in the second quarter because we received lower prices during certain periods in the quarter. Up to date, we have sold over half of the inventory from the second quarter at higher prices than would have received had we sold toward the end of last quarter. We expect to sell the remainder of the inventory by the end of the third quarter. With a low-cost, flexible manufacturing facility and 100,000 MT of storage capacity, we will continue to adjust our selling strategies to maximize returns to our shareholders.

Despite a recent slowdown in economic activity, excess demand for refined petrochemical products persists in China. Because of this phenomenon, China imported 3.1 million tons of petrochemical products per month in 2009. Robust demand is being driven by healthy economic growth across dozens of industries around the world, not solely by the housing or infrastructure expansion in China. As more companies build more factories and open new offices in China, we expect strong demand for our products to persist for the foreseeable future.  Additionally, China’s demand for asphalt continues to outpace supply, which will likely result in a sixth consecutive year in which China imports more asphalt than it consumes. We will capture our share of this opportunity once our state-of-the-art asphalt production facility comes on line in 2012.

We have focused and efficient capital expansion plans. Due to our low-cost and flexible manufacturing process, we are able to change the mix of raw materials we use and quality of products we produce based on market conditions. We have recently started using a greater amount of lower grade light oil in three of our seven production lines. This will allow us to significantly increase the amount of higher margin light aromatic products we can produce without spending any additional capital expenditures to expand our production capacity. As a result of this shift, we expect to increase capacity to 660,000 MT, or by 20%, by the end the year. The Company also plans to double its storage capacity to 200,000 MT by the end of 2011 and to add a new raw material pre-treatment facility and an asphalt production facility in 2012. The total cost of the expansion is projected to be approximately $78 million including $8 million for purchasing land, $20 million for facility construction, $40 million for new equipment and $10 million for working capital. We expect to fund expansion with cash on hand, bank loans, cash flows generated by our business and potential equity financing.

Conference Call

The Company will conduct a conference call at 10:00 a.m. ET on Tuesday, August 17, 2010. Interested participants should call 1-877-941-2321 when calling within the United States or 1-480-629-9714 when calling internationally (passcode 4344212).

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on this link: http://viavid.net/dce.aspx?sid=0000793B , or visiting http://www.viavid.net , where the webcast can be accessed through August 31, 2010.

A playback will be available through August 31, 2010. To listen, please call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally (passcode 4344212).

About Keyuan Petrochemicals, Inc.

Keyuan Petrochemicals, Inc., established in 2007 and operating through its wholly-owned subsidiary, Keyuan Plastics, Co. Ltd., is located in Ningbo, China and is a leading independent manufacturer and supplier of various petrochemical products. Having commenced production in October 2009, Keyuan's operations include a designed annual petrochemical manufacturing capacity of 550,000 MT of a variety of petrochemical products, with facilities for the storage and loading of raw materials and finished goods, and a technology that supports the manufacturing process with low raw material costs and high utilization and yields. In order to meet increasing market demand, Keyuan plans to expand its manufacturing capacity to include a raw material pre-treatment facility, additional storage capacity and an asphalt production facility.

Cautionary Statement Regarding Forward-Looking Information
This press release may contain certain "forward-looking statements" relating to the business of Keyuan Petrochemicals, Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the impact of the proceeds from the private placement on the Company's short term business and operations, the general ability of the Company to achieve its commercial objectives, including the ability of the Company to sustain growth; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contacts:

Investor Relations:
HC International, Inc.
Ted Haberfield
Executive VP
Tel: +1-760-755-2716
Email: Email Contact

Mr. Andrew Haag, Managing Partner, USA
Hampton Growth, LLC
Tel: +1-877-368-3566
E-mail: andrew@hamptongrowth.com
    Website: www.hamptongrowth.com